Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Purple Innovation, Inc.

Alpine, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-223030) and Form S-8 (No. 333-224220) of Purple Innovation, Inc., of our report dated March 14, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 14, 2019